Exhibit 99.1

PRESS RELEASE

Mid Penn Bancorp, Inc.

349 Union Street

Millersburg, PA  17061

1-866-642-7736

CONTACTS

Rory G. Ritrievi President & Chief Executive Officer	Michael D. Peduzzi, CPA Chief Financial Officer

MID PENN BANCORP, INC. REPORTS RECORD QUARTERLY EARNINGS

AND DECLARES DIVIDEND

July 23, 2020 – Millersburg, PA – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB), the parent company of Mid Penn Bank (the “Bank”), today reported net income to common shareholders (earnings) for the quarter ended June 30, 2020 of $6,833,000 or $0.81 per common share basic and diluted, compared to earnings of $4,403,000 or $0.52 per common share basic and diluted for the quarter ended June 30, 2019.  Both the quarterly net income and the quarterly earnings per share represent the highest on record for Mid Penn Bancorp, Inc.  Earnings for the six months ended June 30, 2020 were $10,651,000 or $1.26 per common share basic and diluted, compared to earnings of $8,480,000 or $1.00 per common share basic and diluted for the six months ended June 30, 2019.

Tangible book value per common share, a non-GAAP measure that is regularly reported in the banking industry and the most directly comparable non-GAAP measure to book value per share, favorably increased to $20.86 as of June 30, 2020, compared to $19.96 as of December 31, 2019, and $19.13 as of June 30, 2019.  The GAAP measure of book value per share increased to $28.94 as of June 30, 2020, compared to $28.05 as of December 31, 2019, and $27.32 as of June 30, 2019.  Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Measures (Unaudited)” for a discussion of our use of non-GAAP adjusted financial information, which includes tables reconciling GAAP and non-GAAP adjusted financial measures for the periods ended June 30, 2020, December 31, 2019, June 30, 2019, and certain other periods.

Mid Penn also reported total assets of $2,922,365,000 as of June 30, 2020, reflecting an increase of $691,190,000 or 31 percent compared to total assets of $2,231,175,000 as of December 31, 2019, and an increase of $786,243,000 or 37 percent compared to total assets of $2,136,122,000 as of June 30, 2019.  Mid Penn was a significant lender under the federal Paycheck Protection Program (“PPP”) which was created when the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act was signed into law on March 27, 2020, by President Trump. Asset growth during the second quarter of 2020 included the significant volume of $588,667,000 of PPP loans still outstanding, net of deferred fees, as of June 30, 2020. Additionally, total core banking loans (total loans excluding both the PPP portfolio and mortgage loans held for sale) increased to $1,857,098,000 as of June 30, 2020, representing an annualized core loan growth rate of over 10 percent since the end of 2019.  The asset growth was funded by both (i) $413,919,000 of deposit growth, representing an annualized deposit growth rate of 43 percent, with more than half of such growth favorably being in noninterest-bearing deposits; and (ii) a $256,316,000 net increase in wholesale borrowings, including $203,937,000 of funding obtained from the Federal Reserve through the Paycheck Protection Program Liquidity Facility (“PPPLF”).  Under the PPPLF, the Federal Reserve will supply financing to the Bank at a rate of 35 basis points (0.35%) for a term and amount determined based on the principal amount of PPP loans fully and specifically pledged as collateral in support of the PPPLF borrowings.  Draws of PPPLF funds must be repaid to the Federal Reserve immediately after the specific PPP loans collateralizing the related draws are repaid to the Bank.

PRESIDENT’S STATEMENT

On behalf of the Board of Directors and all of the employees of Mid Penn Bancorp, Inc., we proudly announce these second quarter results to our Shareholders today. Over the last four months as the country has dealt with this unprecedented pandemic, that Board and those employees have worked smartly and diligently to position this company for these type of results. The quarter’s success was largely impacted by Mid Penn Bank’s participation in the Paycheck Protection Program that was implemented in late March 2020 by the Small Business Administration (“SBA”). Using our unique SBA expertise, a well-developed game plan and thousands of hours of employee time - many of those hours personal time - the Bank was able to originate and fund over 4,000 PPP loans for over $625 million that worked to protect over 60,000 jobs for small businesses throughout our expanding footprint. That effort and that success had a very positive impact on our financial performance for the second quarter and, we expect, for the remainder of 2020. To recognize that performance while providing such needed relief to so many owner managed businesses and the employees of those businesses was truly gratifying.

That PPP success was only part of the story, however.  While we were excelling at PPP, we continued to do all the other things for which we have developed a reputation.  Even while over 70% of our employees were working from home in the interest of their safety, we managed to organically grow our loan and deposit balances by continuing to execute on our business development plan. We had a record quarter in residential mortgage production, strong growth in commercial and consumer loans and wonderful success in deposit account openings. That all occurred because our employees took up the challenge of doing things differently, but providing the same level of world class customer service to which our customers have come to expect.

Even during this record setting loan production quarter, we also continued to work closely with all of our existing borrowers to make sure they had the support necessary to make it through these difficult times. This company’s success is very dependent on the quality of our loan portfolio. Heading into the pandemic, the quality of that loan portfolio gave us a good deal of confidence that 2020 would be another successful year in asset quality results. The work we did with our borrowers in the second quarter yielded some very good results as can be seen in those asset quality metrics for the quarter. We will continue to provide that level of focus on portfolio management throughout the remainder of this pandemic while we continue to prepare for any ramifications of an extended statewide shutdown.

With these second quarter results, I am also pleased to announce that, on July 22, 2020, the Board of Directors of Mid Penn Bancorp, Inc. declared a quarterly dividend of $0.18 per common share, payable on August 24, 2020, to shareholders of record as of August 10, 2020.

OPERATING RESULTS

Net Interest Income and Net Interest Margin

For the three months ended June 30, 2020, net interest income was $21,346,000, an increase of $3,576,000 or 20 percent compared to net interest income of $17,770,000 for the three months ended June 30, 2019.  Through the first six months of 2020, net interest income was $39,011,000, an increase of $3,935,000 or 11 percent compared to net interest income of $35,076,000 for the same period in 2019. The primary source of both year-to-date and month-to-date increase in net interest income growth was the recognition of $2,371,000 of PPP loan fees in interest income during the second quarter of 2020.  The fees were generated as a result of Mid Penn’s participation in the PPP and will be recognized in interest income over the term of the respective loan (most 24-months), or sooner as the loans pay down principal.  The increase in net interest income was also driven by an increase in traditional interest and fees on loans, as total loans increased $757,592,000 or 45 percent since June 30, 2019.

Mid Penn’s tax-equivalent net interest margin was 3.37 percent for the three months ended June 30, 2020 compared to 3.69 percent for the three months ended June 30, 2019. For the six months ended June 30, 2020, Mid Penn’s tax-equivalent net interest margin was 3.41 percent versus 3.69 percent for the six months ended June 30, 2019. Though the quarterly and year-to-date average balance of interest-earning assets increased year over year, the yields on interest earning assets declined due to both (i) the significant balance of PPP loans which earn interest at a rate of 1 percent, and (ii) reductions in the yield curve subsequent to June 2019, including the impact of the three rate decreases approved by the  Federal Open Market Committee (“FOMC”), for 0.75% combined during the latter half of 2019, and the 1.50% of combined rate cuts, during March 2020 in response to the COVID-19 pandemic.  Decreases in the yields on interest earning assets were partially offset by the recognition of PPP loan fees in total interest income. The total cost of deposits for both the three and six months ended June 30, 2020 favorably decreased compared to the same periods in 2019 as a result of the aforementioned yield curve reductions and FOMC rate cuts providing for management to significantly reduce deposit account rates while still maintaining and growing core deposit balances.

Noninterest Income

During the three months ended June 30, 2020, noninterest income totaled $3,622,000, an increase of $748,000 or 26 percent, compared to noninterest income of $2,874,000 for the three months ended June 30, 2019. For the six months ended June 30, 2020, noninterest income totaled $6,556,000, an increase of $1,633,000 or 33 percent, compared to noninterest income of $4,923,000 for the same period 2019.

Mortgage banking income was $2,820,000 for the six months ended June 30, 2020, an increase of $1,306,000 or 86 percent compared to mortgage banking income of $1,514,000 for the six months ended June 30, 2019.  Longer-term mortgage interest rates have declined significantly over the past twelve months, resulting in a higher level of mortgage originations (both purchase and refinance activity) and secondary-market loan sales when comparing the first six months of 2020 to the same period in 2019.

ATM debit card interchange income was $891,000 for the six months ended June 30, 2020, an increase of $177,000 or 25 percent compared to interchange income of $714,000 for the six months ended June 30, 2019. The increase resulted from increasing card-based transaction usage across our expanding transactional account customer base.

Net gains on sales of securities were $243,000 for the six months ended June 30, 2020, an increase of $219,000 compared to net gains on sales of securities of $24,000 for the six months ended June 30, 2019.  Sale volume and gains were driven by the implementation of asset/liability management strategies, which vary from quarter to quarter based upon market conditions and related yield curve and valuation changes.

Net gains on sales of SBA loans were $262,000 for the six months ended June 30, 2020, a decrease of $173,000 or 40 percent compared to net gains on sales of SBA loans of $435,000 during the same period of 2019.  Much of the decrease is due to the shift of the SBA lending function to documenting, processing, and funding PPP loans during the second quarter of 2020.

Other income was $882,000 for the six months ended June 30, 2020, an increase of $133,000 compared to other income of $749,000 for the six months ended June 30, 2019.  The increase in other income was primarily driven by higher volumes of fee-based income, including wire transfer fees, letter of credit fees, and credit card program referrals and royalties

Noninterest Expense

For the three months ended June 30, 2020, noninterest expense totaled $15,403,000, an increase of $607,000 or 4 percent, compared to noninterest expense of $14,796,000 for the three months ended June 30, 2019. For the six months ended June 30, 2020, noninterest expense totaled $30,984,000, an increase of $1,885,000 or 6 percent, compared to noninterest expense of $29,099,000 for the six months ended June 30, 2019. The year-over-year increase in quarterly noninterest expense was attributable to both (i) growth-related business development officer additions since June 30, 2019, including those in Mid Penn’s expanded wealth management services, and (ii) increases across other expense categories reflective of the overall growth of the organization, including software licensing and utilization, Pennsylvania bank shares tax, and occupancy and equipment expenses.  Also, other expenses for the first two quarters of 2020 included approximately $138,000 of non-recurring FHLB prepayment costs resulting from Mid Penn’s early redemption of $17,500,000 of higher-cost term advances.  No FHLB borrowing prepayments occurred during the first six months of 2019.

Salaries and employee benefits were $16,267,000 for the six months ended June 30, 2020, an increase of $722,000 or 5 percent, versus the same period in 2019, with the increase primarily attributable to (i) retail staff added as part of the new Hazle Township branch location opened during the fourth quarter of 2019, (ii) the addition of private banking and insurance business development professionals to enhance our wealth management and insurance activities, (iii) increased commissions commensurate with the successes of the mortgage banking group, and (iv) increased expense for the substantial time and effort devoted to the PPP loan initiative by many of our staff members during the second quarter of 2020.

Equipment expense increased $150,000 or 12 percent during the six months ended June 30, 2020 compared to the same period in 2019, and related to the expansion of the corporate administrative facilities to centralize back-office functions, as well as additional hardware and software enhancements placed in service to improve operations and efficiencies across the Mid Penn footprint.

Pennsylvania bank shares tax expense was $460,000 for the six months ended June 30, 2020, an increase of $79,000 or 20 percent compared to $381,000 for the six months ended June 30, 2019.  The increase in shares tax expense generally reflects the organic growth in the past year of the total shareholder equity balance upon which the tax is based, with some of the increase offset by tax-credit-generating donations made during the second quarter of 2020.

Software licensing and utilization costs were $2,518,000 for the six months ended June 30, 2020, an increase of $386,000 or 18 percent compared to $2,132,000 for the six months ended June 30, 2019.  This increase reflects the additional costs from both transaction volume-based charges, and licensing fees related to the addition of new staff and locations added since June 30, 2019, as well as costs associated with ensuring remote connectivity for an increased volume of employees in response to the COVID-19 work-from-home restrictions.  Additionally, Mid Penn continued to invest in upgrades to internal systems, networks, storage capabilities, and data security mechanisms to enhance data management and security capabilities responsive to both the larger company profile and increasing complexity of information technology management.

Legal and professional fees for the six months ended June 30, 2020 decreased by $192,000 or 22 percent compared to the same period in 2019, due primarily to the first six months of 2019 including additional services supporting a new third-party loan review service, as well as costs associated with supporting both trust and wealth management activities, and the update and revision of Mid Penn’s corporate governance and Board structure.

Marketing and advertising expense was $302,000 for the six months ended June 30, 2020, a decrease of $103,000 or 25 percent compared to $405,000 during the first six months of 2019.  The first six months of 2019 reflected additional advertising expense and promotional items expense to increase recognition and knowledge of Mid Penn’s Southeastern Pennsylvania mortgage origination team.  Similar expenses were not recognized in 2020.

Intangible amortization decreased from $723,000 during the six months ended June 30, 2019 to $649,000 during the six months ended June 30, 2020, as the core deposit intangible (“CDI”) amortization from the 2018 acquisitions of both (i) the Scottdale Bank and Trust on January 8, 2018, and (ii) First Priority Bancorp on July 31, 2018 continues to decrease as it is amortized using the sum-of-the-years digits method over a ten year term (which results in decreasing expense recognized in each year following the respective acquisition).

The provision for income taxes was $2,332,000 during the six months ended June 30, 2020, an increase of $502,000 or 27 percent compared to $1,830,000 for the same period in 2019.  The provision for income taxes for the six months ended June 30, 2020 reflects an effective tax rate of 18.0%, compared to an effective tax rate of 17.8% for the six months ended June 30, 2019.  The increase in the effective tax rate for 2020 reflects (i) the additional pre-tax income generated year-to-date when compared to 2019, (ii) less tax-exempt income generated in 2020 due to strategic reductions in the tax-exempt investment security portfolio, and (iii) an increase in the expected tax liability for New Jersey taxes in 2020.  Some of the increase was offset by federal tax credits recognized related to Mid Penn’s investment in a low-income housing project in Dauphin County, Pennsylvania.  The units were substantially completed and met the occupancy requirements necessary to begin recognizing the related amortization and tax credits during the fourth quarter of 2019.  Similar credits were not recognized during the six months ended June 30, 2019.

FINANCIAL CONDITION

Loans

Total loans at June 30, 2020 were $2,445,765,000 compared to $1,762,756,000 at December 31, 2019, an increase of $683,009,000 or 39 percent since year-end 2019.  Much of the growth is attributable to the funding of PPP loans during the second quarter of 2020, with $588,667,000 of PPP loans outstanding, net of deferred PPP processing fees of $17,958,000 as of June 30, 2020.  The remaining increase of $94,342,000 (annualized growth rate of nearly 9 percent) was driven by organic growth, particularly within both commercial real estate credits, and commercial and industrial financing loans.

Investments

Mid Penn’s portfolio of held-to-maturity securities, recorded at amortized cost, decreased $1,090,000 to $135,387,000 as of June 30, 2020, as compared to $136,477,000 as of December 31, 2019.  Mid Penn’s total available-for-sale securities portfolio decreased $13,517,000 or 37 percent, from $37,009,000 at December 31, 2019 to $23,492,000 at June 30, 2020.  The first six months of 2020 reflected a higher volume of calls of both available-for-sale and held-to-maturity securities as market rates dropped due to both changes in the yield curve and from the FOMC reducing rates in response to the COVID-19 pandemic, leading to security issuers to execute calls on some higher coupon securities.  Additionally, Mid Penn initiated some sales of available-for-sale investment securities for both portfolio and asset liability management.

Deposits

Total deposits increased $413,919,000 or over 21 percent, from $1,912,394,000 at December 31, 2019, to $2,326,313,000 at June 30, 2020 (annualized growth rate of 43 percent).  Deposit growth was led by substantial increases in noninterest-bearing balances and money market deposits, primarily due to both new and expanded cash management and commercial deposit account relationships, including those from new customer relationships and deposits established with Mid Penn’s PPP processing.

Short-Term Borrowings

Short-term borrowings of $203,937,000 at June 30, 2020 consisted entirely of Mid Penn’s utilization of the Federal Reserve’s PPPLF.  The PPPLF allows banks to pledge PPP loans as collateral to borrow funds for up to a term of two years (to match the term of the respective PPP loans) at an interest rate of 0.35 percent.  Mid Penn had no short-term borrowings as of December 31, 2019.

Long-Term Debt

Long-term debt increased $52,379,000 or 159 percent, from $32,903,000 at December 31, 2019 to $85,282,000 at June 30, 2020.  During the second quarter of 2020, Mid Penn executed new Federal Home Loan Bank (“FHLB”) two-year term borrowings of $70,000,000 to fund anticipated core loan growth.  This increase was partially offset by the prepayment of $17,500,000 of long-term FHLB borrowings as these borrowings had rates above both the incremental cost of deposits and overnight federal funds rate yields.  Mid Penn recognized $138,000 of FHLB prepayment penalties, which were recorded within other noninterest expenses on the Consolidated Statements of Income.

Subordinated Debt

Subordinated debt increased $14,939,000 or 55 percent, from $27,070,000 at December 31, 2019 to $42,009,000 at June 30, 2020.  As previously reported on a Form 8-K dated March 20, 2020, Mid Penn entered into agreements for an aggregate of $15,000,000 of Subordinated Debt Notes due 2030 (the “Notes”) to accredited investors.  The Notes bear interest at a rate of 4 percent per year for the first five years and then float at the Wall Street Journal’s Prime Rate, and are intended to be treated as Tier 2 capital for regulatory capital purposes.

Capital

Shareholders’ equity increased by $5,471,000 or 2 percent from $237,874,000 as of December 31, 2019 to $243,345,000 as of June 30, 2020. The increase in shareholders’ equity reflects the growth in retained earnings through year-to-date net income, net of dividends paid.  Some of the increase was offset by the initiation of Mid Penn’s treasury stock repurchase program, resulting in a treasury stock balance of $1,560,000 as of June 30, 2020.  Regulatory capital ratios for both Mid Penn and its banking subsidiary exceeded regulatory “well-capitalized” levels at both June 30, 2020 and December 31, 2019.

ASSET QUALITY

The allowance for loan and lease losses as a percentage of total loans was 0.45% at June 30, 2020 compared to 0.54% at December 31, 2019 and 0.52% at June 30, 2019.  Loan loss reserves as a percentage of nonperforming loans were 73% at June 30, 2020, compared to 79% at December 31, 2019, and 131% at June 30, 2019.  Improvements in these measurements since December reflect the substantial increase in outstanding loans due to Mid Penn’s participation in the PPP program.  The allowance for loan and lease losses as a percentage of loans, excluding PPP loans which are guaranteed by the SBA and have no associated allowance, was 0.60% as of June 30, 2020.  Mid Penn had net loan charge-offs of $48,000 and $216,000 for the six months ended June 30, 2020 and 2019, respectively.

The provision for loan losses was $1,600,000 for the first six months of 2020, an increase of over 170 percent compared to a provision for loan losses of $590,000 for the first six months of 2019.  The allowance for loan losses and the related provision reflect Mid Penn’s continued application of the incurred loss method for estimating credit losses as Mid Penn is not yet required to adopt the current expected credit loss (“CECL”) accounting standard.  The increase in the loan loss reserves and the quarterly provision was primarily the result of an increase in qualitative factors related to economic and external conditions when compared to prior periods, with such changes driven by the potential for ongoing financial implications from the COVID-19 pandemic on Mid Penn’s customers and market area.

Total nonperforming assets were $16,798,000 at June 30, 2020, an increase compared to nonperforming assets of $12,157,000 at December 31, 2019, and $7,058,000 at June 30, 2019. The increase in nonperforming assets was primarily the result of one loan relationship totaling $2,378,000 being reclassified to nonaccrual status, but for which we are adequately collateralized and expect to realize full principal without the need for a specific reserve.  Nonperforming assets were 0.69% of the total of loans plus other real estate assets as of June 30, 2020, compared to 0.69% as of December 31, 2019, and 0.42% as of June 30, 2019.  The increase in foreclosed real estate from $196,000 at December 31, 2019 to $1,718,000 at June 30, 2020 was driven by the transfer of one loan relationship from nonaccrual status to foreclosed real estate during the first six months of 2020.

The CARES Act, along with a joint agency statement issued by banking agencies, provides that short-term modifications made in response to COVID-19 do not need to be accounted for as troubled debt restructurings. As of June 30, 2020, Mid Penn had provided loan modifications meeting the CARES Act qualifications to 1,019 borrowers with aggregate loans outstanding of $444,886,000.  Depending upon the specific needs and circumstances affecting each borrower, the majority of these modifications range from deferrals of both principal and interest payments for three to six months, or borrowers reverting to interest-only payments for a period of three to six months.  Interest will continue to accrue on loans modified under the CARES Act during the deferral period.  Mid Penn remains in communication with each of these borrowers to assess the ongoing credit status of the borrowers, and may make further adjustments to a borrower’s modification at some future time if warranted for the specific situation.

Asset quality measures did not reflect any new impaired assets or specific reserve allocations related to the financial impact of the COVID-19 pandemic, though Bank management is continuously and closely monitoring and evaluating the impact of the COVID-19 situation on the portfolio.   Management believes, based on information currently available, that the allowance for loan and lease losses of $11,067,000 is adequate as of June 30, 2020, to cover probable and estimated loan losses in the portfolio.

FINANCIAL HIGHLIGHTS (Unaudited):

(Dollars in thousands, except	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
per share data)	2020	2020	2019	2019	2019

Cash and cash equivalents	$143,755	$140,758	$139,030	$160,879	$48,145
Investment securities	158,879	195,383	173,486	222,891	243,586
Loans	2,445,765	1,798,149	1,762,756	1,710,434	1,688,173
Allowance for loan and lease losses	(11,067)	(10,014)	(9,515)	(9,316)	(8,771)
Net loans	2,434,698	1,788,135	1,753,241	1,701,118	1,679,402
Goodwill and other intangibles	67,948	68,275	68,598	68,949	69,304
Other assets	117,085	107,200	96,820	95,062	95,685
Total assets	$2,922,365	$2,299,751	$2,231,175	$2,248,899	$2,136,122

Noninterest-bearing deposits	$564,834	$347,532	$310,036	$298,885	$287,183
Interest-bearing deposits	1,761,479	1,625,749	1,602,358	1,591,208	1,491,218
Total deposits	2,326,313	1,973,281	1,912,394	1,890,093	1,778,401
Borrowings and subordinated debt	331,228	65,423	59,973	102,038	105,105
Other liabilities	21,479	21,536	20,934	22,156	21,354
Shareholders' equity	243,345	239,511	237,874	234,612	231,262
Total liabilities and shareholders' equity	$2,922,365	$2,299,751	$2,231,175	$2,248,899	$2,136,122

Book Value per Common Share	$28.94	$28.23	$28.05	$27.67	$27.32
Tangible Book Value per Common Share *	$20.86	$20.18	$19.96	$19.54	$19.13

* Non-GAAP measure; see Reconciliation of Non-GAAP Measures

OPERATING HIGHLIGHTS (Unaudited):

	Three Months Ended					For the Six Months Ended
(Dollars in thousands, except	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,	June 30,
per share data)	2020	2020	2019	2019	2019	2020	2019

Interest income	$26,188	$23,699	$23,935	$24,513	$23,998	$49,887	$46,864
Interest expense	4,842	6,034	6,630	6,746	6,228	10,876	11,788
Net Interest Income	21,346	17,665	17,305	17,767	17,770	39,011	35,076
Provision for loan and lease losses	1,050	550	235	565	465	1,600	590
Noninterest income	3,622	2,934	4,695	3,003	2,874	6,556	4,923
Noninterest expense	15,403	15,581	16,171	14,683	14,796	30,984	29,099
Income before provision for income taxes	8,515	4,468	5,594	5,522	5,383	12,983	10,310
Provision for income taxes	1,682	650	1,186	709	980	2,332	1,830
Net income	$6,833	$3,818	$4,408	$4,813	$4,403	$10,651	$8,480

Basic Earnings per Common Share	$0.81	$0.45	$0.52	$0.57	$0.52	$1.26	$1.00
Return on Average Equity	11.41%	6.43%	7.41%	8.34%	7.71%	8.93%	7.54%

	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
	2020	2020	2019	2019	2019
Tier 1 Capital (to Average Assets)	6.6%	7.8%	7.8%	7.7%	7.8%
Common Tier 1 Capital (to Risk Weighted Assets)	9.5%	9.6%	9.8%	9.9%	9.8%
Tier 1 Capital (to Risk Weighted Assets)	9.5%	9.6%	9.8%	9.9%	9.8%
Total Capital (to Risk Weighted Assets)	12.4%	12.5%	11.9%	12.1%	12.0%

RECONCILIATION OF NON-GAAP MEASURES (Unaudited:)

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value.  We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets.  Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value.   Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP.

Tangible Book Value Per Share

(Dollars in thousands, except	June 30,	Mar. 31,	Dec. 31,	Sept. 30,	June 30,
per share data)	2020	2020	2019	2019	2019

Shareholder's Equity	$243,345	$239,511	$237,874	$234,612	$231,262
Less: Goodwill	62,840	62,840	62,840	62,840	62,840
Less: Core Deposit and Other Intangibles	5,108	5,435	5,758	6,109	6,464
Tangible Equity	$175,397	$171,236	$169,276	$165,663	$161,958

Common Shares Outstanding	8,408,401	8,484,328	8,480,938	8,478,461	8,465,178

Tangible Book Value per Share	$20.86	$20.18	$19.96	$19.54	$19.13

CONSOLIDATED BALANCE SHEETS (Unaudited):

(Dollars in thousands, except share data)	Jun. 30, 2020	Dec. 31, 2019	Jun. 30, 2019
ASSETS
Cash and due from banks	$33,495	$25,746	$33,177
Interest-bearing balances with other financial institutions	3,322	4,657	4,623
Federal funds sold	106,938	108,627	10,345
Total cash and cash equivalents	143,755	139,030	48,145

Investment securities available for sale, at fair value	23,492	37,009	83,404
Investment securities held to maturity, at amortized cost
(fair value $139,491, $137,476, and $162,863)	135,387	136,477	160,182
Loans held for sale	21,812	8,422	8,139
Loans and leases, net of unearned interest	2,445,765	1,762,756	1,688,173
Less: Allowance for loan and lease losses	(11,067)	(9,515)	(8,771)
Net loans and leases	2,434,698	1,753,241	1,679,402

Bank premises and equipment, net	26,038	24,937	23,583
Bank premises and equipment held for sale	—	—	1,274
Operating lease right of use asset	10,587	11,442	10,834
Finance lease right of use asset	3,357	3,447	3,537
Cash surrender value of life insurance	17,033	16,881	16,725
Restricted investment in bank stocks	7,079	4,902	6,480
Accrued interest receivable	12,743	7,964	8,883
Deferred income taxes	1,533	2,810	3,917
Goodwill	62,840	62,840	62,840
Core deposit and other intangibles, net	5,108	5,758	6,464
Foreclosed assets held for sale	1,718	196	390
Other assets	15,185	15,819	11,923
Total Assets	$2,922,365	$2,231,175	$2,136,122
LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$564,834	$310,036	$287,183
Interest-bearing demand	518,857	458,451	404,651
Money Market	632,439	488,748	451,667
Savings	189,465	177,737	183,019
Time	420,718	477,422	451,881
Total Deposits	2,326,313	1,912,394	1,778,401

Short-term borrowings	203,937	—	13,000
Long-term debt	85,282	32,903	65,035
Subordinated debt	42,009	27,070	27,070
Operating lease liability	11,643	12,544	11,983
Accrued interest payable	2,590	2,208	2,696
Other liabilities	7,246	6,182	6,675
Total Liabilities	2,679,020	1,993,301	1,904,860

Shareholders' Equity:
Common stock, par value $1.00 per share; 20,000,000 shares authorized; Shares issued: 8,488,924 at June 30, 2020, 8,480,938 at December 31, 2019 and 8,465,178 at June 30, 2019; and shares outstanding: 8,408,401 at June 30, 2020, 8,480,938 at December 31, 2019, and 8,465,178 at June 30, 2019	8,489	8,481	8,465
Additional paid-in capital	178,497	178,159	177,850
Retained earnings	58,069	50,891	44,721
Accumulated other comprehensive (loss) income	(150)	343	226
Treasury stock, at cost; 80,523 shares at June 30, 2020	(1,560)	—	—
Total Shareholders’ Equity	243,345	237,874	231,262
Total Liabilities and Shareholders' Equity	$2,922,365	$2,231,175	$2,136,122

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):

(Dollars in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
INTEREST INCOME
Interest and fees on loans and leases	$25,116	$22,214	$47,365	$43,292
Interest on interest-bearing balances	18	27	33	57
Interest on federal funds sold	23	130	413	198
Interest and dividends on investment securities:
U.S. Treasury and government agencies	460	839	1,131	1,732
State and political subdivision obligations, tax-exempt	248	584	469	1,203
Other securities	323	204	476	382
Total Interest Income	26,188	23,998	49,887	46,864
INTEREST EXPENSE
Interest on deposits	4,009	5,276	9,389	9,862
Interest on short-term borrowings	45	157	45	389
Interest on long-term and subordinated debt	788	795	1,442	1,537
Total Interest Expense	4,842	6,228	10,876	11,788
Net Interest Income	21,346	17,770	39,011	35,076
PROVISION FOR LOAN AND LEASE LOSSES	1,050	465	1,600	590
Net Interest Income After Provision for Loan and Lease Losses	20,296	17,305	37,411	34,486
NONINTEREST INCOME
Income from fiduciary activities	421	347	805	706
Service charges on deposits	115	218	320	435
ATM debit card interchange income	475	380	891	714
Mortgage banking income	1,638	1,077	2,820	1,514
Net gain on sales of SBA loans	178	233	262	435
Merchant services income	98	104	181	189
Earnings from cash surrender value of life insurance	76	79	152	157
Net gain on sales of investment securities	111	17	243	24
Other income	510	419	882	749
Total Noninterest Income	3,622	2,874	6,556	4,923
NONINTEREST EXPENSE
Salaries and employee benefits	7,986	7,786	16,267	15,545
Occupancy expense, net	1,333	1,344	2,772	2,745
Equipment expense	722	658	1,435	1,285
Pennsylvania bank shares tax expense	55	245	460	381
FDIC Assessment	357	314	669	673
Legal and professional fees	349	471	701	893
Marketing and advertising expense	98	226	302	405
Software licensing and utilization	1,297	1,111	2,518	2,132
Telephone expense	137	161	271	315
Loss on sale or write-down of foreclosed assets	—	18	—	14
Intangible amortization	326	360	649	723
Other expenses	2,743	2,102	4,940	3,988
Total Noninterest Expense	15,403	14,796	30,984	29,099
INCOME BEFORE PROVISION FOR INCOME TAXES	8,515	5,383	12,983	10,310
Provision for income taxes	1,682	980	2,332	1,830
NET INCOME	6,833	4,403	10,651	8,480

PER COMMON SHARE DATA:
Basic and Diluted Earnings Per Common Share	$0.81	$0.52	$1.26	$1.00
Cash Dividends Paid	$0.18	$0.18	$0.41	$0.43

NET INTEREST MARGIN, (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
(Dollars in thousands)	June 30, 2020				March 31, 2020
	Average			Average	Average			Average
	Balance	Interest		Rates	Balance	Interest		Rates
ASSETS:
Interest Bearing Balances	$6,307	$18		1.15%	$4,488	$15		1.34%
Investment Securities:
Taxable	124,524	748		2.42%	133,502	740		2.23%
Tax-Exempt	48,734	315	(a)	2.60%	42,765	280	(a)	2.63%
Total Securities	173,258	1,063		2.47%	176,267	1,020		2.33%

Federal Funds Sold	90,013	23		0.10%	122,635	390		1.28%
Loans and Leases, Net	2,287,260	25,207	(b)	4.43%	1,771,444	22,341	(b)	5.07%
Restricted Investment in Bank Stocks	7,039	34		1.94%	4,660	84		7.25%
Total Earning Assets	2,563,877	26,345		4.13%	2,079,494	23,850		4.61%

Cash and Due from Banks	28,417				30,580
Other Assets	174,467				147,924
Total Assets	$2,766,761				$2,257,998

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$512,592	787		0.62%	$455,685	1,172		1.03%
Money Market	575,195	881		0.62%	502,925	1,597		1.28%
Savings	184,680	79		0.17%	175,924	120		0.27%
Time	451,410	2,262		2.02%	480,316	2,491		2.09%
Total Interest-bearing Deposits	1,723,877	4,009		0.94%	1,614,850	5,380		1.34%

Short-term Borrowings	53,062	45		0.34%	—	—		0.00%
Long-term Debt	80,718	281		1.40%	28,780	252		3.52%
Subordinated Debt	42,031	507		4.85%	29,048	402		5.57%
Total Interest-bearing Liabilities	1,899,688	4,842		1.03%	1,672,678	6,034		1.45%

Noninterest-bearing Demand	601,650				320,524
Other Liabilities	24,632				25,927
Shareholders' Equity	240,791				238,869
Total Liabilities & Shareholders' Equity	$2,766,761				$2,257,998

Net Interest Income (taxable equivalent basis)		$21,503				$17,816
Taxable Equivalent Adjustment		(157)				(151)
Net Interest Income		$21,346				$17,665

Total Yield on Earning Assets				4.13%				4.61%
Rate on Supporting Liabilities				1.03%				1.45%
Average Interest Spread				3.11%				3.16%
Net Interest Margin				3.37%				3.45%

(a)  Includes tax-equivalent adjustments on interest from tax-free municipal securities of $66,000 for the three months ended June 30, 2020 and $59,000 for the three months ended March 31, 2020. Tax-equivalent adjustments were calculated using statutory tax rate of 21% at June 30, 2020 and March 31, 2020.

(b)  Includes tax-equivalent adjustments on interest from tax-free municipal loans of $91,000 for the three months ended June 30, 2020 and $92,000 for the three months ended March 31, 2020, respectively. Tax-equivalent adjustments were calculated using statutory tax rate of 21% at June 30, 2020 and March 31, 2020.

NET INTEREST MARGIN, CONTINUED (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Six Months Ended
(Dollars in thousands)	June 30, 2020				June 30, 2019
	Average			Average	Average			Average
	Balance	Interest		Rates	Balance	Interest		Rates
ASSETS:
Interest Bearing Balances	$5,414	$33		1.23%	$5,592	$57		2.06%
Investment Securities:
Taxable	129,035	1,489		2.32%	162,339	1,927		2.39%
Tax-Exempt	45,749	594	(a)	2.61%	104,385	1,523	(a)	2.94%
Total Securities	174,784	2,083		2.40%	266,724	3,450		2.61%

Federal Funds Sold	106,324	413		0.78%	16,452	198		2.43%
Loans and Leases, Net	2,029,352	47,548	(b)	4.71%	1,647,624	43,454	(b)	5.32%
Restricted Investment in Bank Stocks	5,850	118		4.06%	5,992	187		6.29%
Total Earning Assets	2,321,724	50,195		4.35%	1,942,384	47,346		4.92%

Cash and Due from Banks	29,478				27,687
Other Assets	160,755				143,124
Total Assets	$2,511,957				$2,113,195

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$484,139	1,959		0.81%	$390,879	1,837		0.95%
Money Market	539,060	2,478		0.92%	408,468	3,360		1.66%
Savings	180,302	199		0.22%	195,343	337		0.35%
Time	465,863	4,753		2.05%	479,250	4,328		1.82%
Total Interest-bearing Deposits	1,669,364	9,389		1.13%	1,473,940	9,862		1.35%

Short-term Borrowings	26,531	45		0.34%	27,869	389		2.81%
Long-term Debt	54,750	533		1.96%	52,161	761		2.94%
Subordinated Debt	35,539	909		5.14%	27,077	776		5.78%
Total Interest-bearing Liabilities	1,786,184	10,876		1.22%	1,581,047	11,788		1.50%

Noninterest-bearing Demand	461,083				282,503
Other Liabilities	24,860				22,740
Shareholders' Equity	239,830				226,905
Total Liabilities & Shareholders' Equity	$2,511,957				$2,113,195

Net Interest Income (taxable equivalent basis)		$39,319				$35,558
Taxable Equivalent Adjustment		(308)				(482)
Net Interest Income		$39,011				$35,076

Total Yield on Earning Assets				4.35%				4.92%
Rate on Supporting Liabilities				1.22%				1.50%
Average Interest Spread				3.12%				3.41%
Net Interest Margin				3.41%				3.69%

(a)

Includes tax-equivalent adjustments on interest from tax-free municipal securities of $125,000 and $320,000 for the six months ended June 30, 2020 and 2019, respectively.  Tax-equivalent adjustments were calculated using statutory tax rate of 21% at June 30, 2020 and 2019.

(b)

Includes tax-equivalent adjustments on interest from tax-free municipal loans of $183,000 and $162,000 for the six months ended June 30, 2020 and 2019, respectively.  Tax-equivalent adjustments were calculated using statutory tax rate of 21% at June 30, 2020 and 2019.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.  The statements are valid only as of the date hereof and Mid Penn Bancorp, Inc. disclaims any obligation to update this information.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.

A specific factor that may cause results to differ materially from forward-looking statements relates to the COVID-19 pandemic, which could have a negative impact on our business and operations. While Mid Penn has a special operating plan in place during the pandemic, the COVID-19 impact has disrupted the normal operations of our business (including communications and technology), and the finances and typical practices of our deposit and loan clients, suppliers, third-party vendors and counterparties. The COVID-19 pandemic could impact us negatively to the extent that it results in increased credit losses and decreased market values of collateral securing loans, reduced capital markets activity, lower asset price levels, or disruptions in general economic activity in the United States or abroad, or in financial market settlement functions or the realization of other risk factors described herein.  This impact could extend beyond the current short-term stress to affect longer-term economic growth negatively, which could have an adverse effect on our business and operations.  It could also adversely affect the financial stability of our deposit and loan clients, suppliers, third-party vendors and counterparties, in ways that we are unable to predict.

For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent filings. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn assumes no obligation for updating any such forward-looking statements at any time, except as required by law.